EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement on Form S-3 and related Prospectus of DURECT Corporation, for the registration of $75,000,000 of its common stock, preferred stock, debt securities, warrants and units, and to the incorporation by reference therein of our reports dated March 10, 2008, with respect to the financial statements and schedule of DURECT Corporation and the effectiveness of internal control over financial reporting of DURECT Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Palo Alto, California
November 4, 2008